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                                                                    EXHIBIT 23

                        INDEPENDENT AUDITORS' CONSENT



The Board of Directors and Shareholders
PhyCor, Inc.:

We consent to incorporation by reference in the registration statements of PhyCor, Inc. on Form S-3 (Nos. 33-98528 and 333-21151), Form S-4
(Nos. 33-66210, 33-98530 and 333-15459) and Form S-8 (No. 33-65228) of our
report dated February 4, 1997, except for Note 12(a) which is as of March 7, 1997, relating to the consolidated balance sheets of PhyCor, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996 and all related schedules which reports appear in the December 31, 1996 annual report on Form 10-K of PhyCor, Inc.



                                             KPMG PEAT MARWICK LLP





Nashville, Tennessee
March 28, 1997